Exhibit 2.1

FIRST AMENDMENT TO

UNIT EXCHANGE AGREEMENT

This First Amendment to the Unit Exchange Agreement (this “Amendment”), with respect to the Unit Exchange Agreement (the “Exchange Agreement”), dated as of October 10, 2014, is dated as of December 23, 2014, by and between Kitara Media Corp., a Delaware corporation (“Kitara”), Kitara Holdco Corp., a Delaware corporation (“Holdco”), Future Ads LLC, a California limited liability company (“Future Ads”), Lowenstein Enterprises Corporation (“Lowenstein”), Family Trust of Jared L. Pobre, U/A DTD 12/13/2004 (“Pobre Trust”), Newport Holding Trust (“Newport”) and Neptune Capital Trust (“Neptune” and together with Kitara, Holdco, Future Ads, Lowenstein, Pobre Trust and Newport, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties are party to the Exchange Agreement; and

WHEREAS, pursuant to Section 8.3 of the Exchange Agreement, the Exchange Agreement may be amended by a written agreement executed by the Parties; and

WHEREAS, the Parties desire to amend certain provisions of the Exchange Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.         Amendment to Exchange Agreement.

(a)        The definition of “Future Ads Current Liabilities” in Section 1.1 of the Exchange Agreement is hereby deleted in its entirety and replaced with the following:

        “Future Ads Current Liabilities” means an amount equal to the following liabilities of Future Ads and its Subsidiaries: (i) accounts payable, (ii) accrued liabilities, (iii) advertiser deposits less $886,000 and (iv) those liabilities listed on Schedule 2.5(b)(i) of the Transferors Disclosure Schedules; provided, however, that the parties acknowledge and agree that no Future Ads Transaction Expenses nor the current portion of deferred rent shall be included for purposes of calculating the Future Ads Current Liabilities.

2.         Governing Law. This Amendment shall be governed in all respects in accordance with the provisions of Section 8.9 of the Exchange Agreement.

3.         No Other Amendment. Except as amended hereby, the Exchange Agreement shall remain in full force and effect. By executing this Amendment below, each of the Parties certifies that this Amendment has been executed and delivered in compliance with the amendment provisions of the Exchange Agreement.

4.         Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

5.         Facsimile or Portable Document File Signature. This Amendment may be executed by facsimile or portable document file signature and a facsimile or portable document file signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the date hereof.

KITARA HOLDCO CORP.

By:	/s/ Robert Regular
Name:	Robert Regular
Title:	CEO

KITARA MEDIA CORP.

By:	/s/ Robert Regular
Name:	Robert Regular
Title:	CEO

FUTURE ADS LLC

By:	/s/ Jared Pobre
Name:	Jared Pobre
Title:	CEO

LOWENSTEIN ENTERPRISES CORPORATION

By:	/s/ Jared Pobre
Name:	Jared Pobre
Title:	CEO

FAMILY TRUST OF JARED L. POBRE, U/A
DTD 12/31/2004

By:	/s/ Jared Pobre
Name:	Jared Pobre
Title:	Trustee

Signature Page to First Amendment to Unit Exchange Agreement

NEWPORT HOLDING TRUST

By:	/s/ David McNair
Name:	David McNair
Title:	Managing Trustee

NEPTUNE CAPITAL TRUST

By:	/s/ Brian Mason
Name:	Brian Mason
Title:	Managing Trustee

Signature Page to First Amendment to Unit Exchange Agreement